Exhibit 99.1

News Release
Contacts:
Steve Dale	Judith T. Murphy
Media	Investors/Analysts
(612) 303-0784	(612) 303-0783
U.S. BANCORP REPORTS NET INCOME
FOR THE FOURTH QUARTER OF 2009
Achieves Record Total Net Revenue of $4.4 Billion
     MINNEAPOLIS, January 20, 2010 — U.S. Bancorp (NYSE: USB) today reported net income of $602 million for the fourth quarter of 2009, or $.30 per diluted common share. Earnings for the fourth quarter were driven by record total net revenue of $4.4 billion, the result of strong year-over-year growth in both net interest income and fee revenue. The Company’s results were impacted by two significant items: $278 million of provision for credit losses in excess of net charge-offs and $158 million of net securities losses. These significant items, in total, reduced diluted earnings per common share by approximately $.18 in the fourth quarter of 2009. Highlights for the fourth quarter of 2009 included:
•	Average loan growth of 8.2 percent (.4 percent excluding acquisitions) over the fourth quarter of 2008. Strong new lending activity of $33.7 billion during the fourth quarter including:
•	$9.5 billion of new commercial and commercial real estate commitments

•	$17.5 billion of commercial and commercial real estate commitment renewals

•	$2.2 billion of lines related to new credit card accounts

•	$4.5 billion of other retail originations

•	$129.3 billion of new lending activity for the full year
•	Strong average deposit growth of 25.2 percent (15.3 percent excluding acquisitions) over the fourth quarter of 2008, including:
•	29.6 percent growth in average noninterest-bearing deposits
•	46.8 percent growth in average total savings deposits
•	Strong growth in total net revenue of 20.8 percent over the fourth quarter of 2008 (16.9 percent excluding the impact of net securities losses)
•	Net interest income growth of 9.2 percent over the fourth quarter of 2008, driven by an 8.6 percent increase in average earning assets and growth in lower cost core deposit funding

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

•	Net interest margin of 3.83 percent for the fourth quarter of 2009, compared with 3.81 percent in the fourth quarter of 2008 (and 3.67 percent in the third quarter of 2009)
•	The Company acquired the banking subsidiaries of FBOP Corporation of Oak Park, Illinois (“FBOP Banks”) from the Federal Deposit Insurance Corporation (“FDIC”) on October 30, 2009. Combined, these subsidiaries:
•	Expanded the branch distribution network by 150 branches in: California (113), Illinois (32), Texas (3) and Arizona (2)
•	Added $13.2 billion of loans to the Company’s portfolio at December 31, 2009, and $8.9 billion of average loans for the fourth quarter of 2009. All of the loans are covered under loss sharing agreements with the FDIC, which limit the Company’s credit loss exposure
•	Added $14.4 billion of deposits at December 31, 2009, and $10.1 billion of average deposits for the fourth quarter of 2009
•	Strong year-over-year growth in noninterest income of 26.7 percent (excluding net securities losses), driven by:
•	A $195 million increase in mortgage banking revenue primarily due to robust mortgage loan production volume of $11.1 billion. Full year mortgage loan production volume was $55.6 billion
•	A 41.2 percent increase in commercial products revenue
•	Higher merchant processing services revenue (15.1 percent), corporate payment products revenue (7.8 percent) and credit and debit card revenue (6.6 percent)
•	Lower retail lease residual valuation losses
•	Positive operating leverage year-over-year; industry leading efficiency ratio of 49.1 percent in the fourth quarter of 2009
•	Provision for credit losses exceeded net charge-offs by $278 million, or approximately 25 percent of net charge-offs for the quarter, resulting in an increase to the allowance for credit losses
•	Lower provision for credit losses on a linked quarter basis for the first period since the first quarter of 2006
•	Net charge-offs increased but the rate of growth moderated to 6.6 percent on a linked quarter basis
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

•	Nonperforming assets increased but the rate of growth (excluding covered assets) moderated to 4.9 percent on a linked quarter basis

•	Early stage loan delinquencies (30-89 days past due) as a percentage of ending loan balances declined in all retail loan categories on a linked quarter basis

•	Allowance to period-end loans (excluding covered assets ) was 3.04 percent at December 31, 2009, compared with 2.88 percent at September 30, 2009

•	Allowance to nonperforming assets (excluding covered assets) was 135 percent at December 31, 2009, compared with 134 percent at September 30, 2009
•	Strong capital ratios at December 31, 2009:
•	Tier 1 capital ratio of 9.6 percent

•	Total risk-based capital ratio of 12.9 percent

•	Tier 1 common equity ratio of 6.8 percent

EARNINGS SUMMARY	Table 1
($ in millions, except per-share data)

				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q09 vs	4Q09 vs	Full Year	Full Year	Percent
	2009	2009	2008	3Q09	4Q08	2009	2008	Change

Net income attributable to U.S. Bancorp	$602	$603	$330	(.2)	82.4	$2,205	$2,946	(25.2)
Diluted earnings per common share	.30	.30	.15	—	nm	.97	1.61	(39.8)

Return on average assets (%)	.86	.90	.51			.82	1.21
Return on average common equity (%)	9.6	10.0	5.3			8.2	13.9
Net interest margin (%)	3.83	3.67	3.81			3.67	3.66
Efficiency ratio (%)	49.1	47.5	50.0			48.4	46.9
Tangible efficiency ratio (%) (a)	46.8	45.3	47.6			46.1	44.7

Dividends declared per common share	$.050	$.050	$.425	—	(88.2)	$.200	$1.700	(88.2)
Book value per common share (period-end)	12.79	12.38	10.47	3.3	22.2

(a)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income, excluding net securities gains (losses) and intangible amortization.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

     U.S. Bancorp reported net income attributable to shareholders of $602 million for the fourth quarter of 2009, 82.4 percent higher than the $330 million for the fourth quarter of 2008 and essentially unchanged from the third quarter of 2009. Diluted earnings per common share of $.30 in both the fourth and third quarters of 2009 were $.15 higher than the fourth quarter of 2008. Return on average assets and return on average common equity were .86 percent and 9.6 percent, respectively, for the fourth quarter of 2009, compared with .51 percent and 5.3 percent, respectively, for the fourth quarter of 2008. In light of the credit deterioration arising from the current economic environment, the Company strengthened its allowance for credit losses in the fourth quarter of 2009 by recording $278 million of provision for credit losses in excess of net charge-offs. The other significant item in the fourth quarter of 2009 was $158 million of net securities losses, including $179 million of impairments, partially offset by $21 million of net gains on sale of securities. The $179 million of impairments was principally due to the anticipated exchange of a structured investment vehicle for its underlying securities. This structured investment vehicle was purchased from an affiliate in the fourth quarter of 2007 and represents the last such investment expected to be restructured through an exchange of securities. These significant items, in total, reduced fourth quarter of 2009 diluted earnings per common share by approximately $.18. In the fourth quarter of 2008 significant items, which included provision for credit losses in excess of net charge-offs of $635 million, net securities losses of $253 million and a $59 million gain related to the Company’s investment in Visa Inc. (NYSE: V), reduced diluted earnings per common share, on an aggregate basis, by approximately $.34. Significant items in the third quarter of 2009 included $415 million of provision for credit losses in excess of net charge-offs, $76 million of net securities losses and a $39 million gain related to the Company’s investment in Visa Inc. In total, these significant items reduced third quarter of 2009 diluted earnings per common share by approximately $.19.
     U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “U.S. Bancorp’s fourth quarter and full year 2009 earnings fully reflected the strength and quality of the Company, as we achieved record total net revenue for both the quarter and the year. The strong growth in net revenue, the result of our expanding balance sheet and fee-based businesses, as well as recent investments in our branch network and various growth initiatives, was the primary driver behind the increase in fourth quarter earnings compared with the same period of 2008. For the full year of 2009 our Company earned $2.2 billion, or $.97 per diluted common share. Although operating income for the year was higher by 14.4 percent, the very difficult credit environment and ensuing rise in credit costs, resulted in bottom line earnings
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

that were lower than 2008. Importantly, despite the stressed economy and uncertain environment, our Company is, and expects to remain, profitable, owing to our diversified revenue stream, strong balance sheet, conservative approach to risk management and the momentum of our business lines.
     “We originated over $33 billion of new loans and commitments for new and existing customers during the fourth quarter, bringing total originations for the year to $129 billion. Additionally, the Company had over $11 billion of new mortgage production this quarter and full year production of over $55 billion. Despite this activity, however, total average loans, excluding acquisitions, remained fairly flat year-over-year, as customers continued to pay down their lines and right-size their own balance sheets. Average deposits, excluding acquisitions, continued to grow, increasing by over 15 percent year-over-year and 10 percent annualized on a linked quarter basis. These low cost deposits helped improve the net interest margin, which was 3.83 percent in the fourth quarter versus 3.67 percent in the third quarter of this year. Our fee-based businesses, particularly mortgage banking, payments and commercial products, also contributed to the year-over-year growth in total net revenue this quarter, further demonstrating the advantage of having a diversified revenue stream during a difficult economic cycle.
     “Credit costs remained elevated and continued to have a significant impact on earnings. As expected, net charge-offs increased moderately in the fourth quarter, but for the first time in 15 quarters, the provision for credit losses declined on a linked quarter basis, as the reduction in incremental provision (i.e. provision in excess of net charge-offs) of $137 million more than offset the $69 million increase in net charge-offs. The incremental provision represented approximately 25 percent of net charge-offs, compared with 40 percent in the third quarter of 2009 and approximately 100 percent in the fourth quarter of 2008. This incremental provision further strengthened the balance sheet as the allowance for credit losses as a percent of period-end loans (excluding covered assets) at December 31, 2009, was 3.04 percent versus 2.88 percent at September 30, 2009. During the fourth quarter, the percentage of loans in early stage delinquency (30-89 days) declined versus the prior quarter in all retail loan categories and, although losses have not yet peaked for our Company, the upward trends in both net charge-offs and nonperforming assets continue to moderate and credit costs overall remain very manageable for our Company.
     “Our capital position remains strong, with a Tier 1 capital ratio of 9.6 percent at December 31, 2009, slightly higher than the 9.5 percent at September 30, 2009, and above the “well-capitalized” level as defined by the regulators. Our Tier 1 common equity ratio was 6.8 percent at year-end, unchanged from the prior quarter end. The strength of our capital position and quality of our franchise continues to be recognized by
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

the market, as we remain one of the highest rated banks in the industry by the credit rating agencies. This has translated into both a ‘flight to quality’ growth in loans and deposits, as well as favorable funding costs and margin expansion.
     “On December 8th, our board of directors declared a quarterly dividend of five cents per common share, payable on January 15th. This dividend was equal to the dividend paid in each of the last three quarters. We are very much aware of the importance of the dividend to our shareholders but, as I have previously stated, there are two pre-conditions that must be met before the dividend can be raised. The first is a clear line of sight regarding future earnings, and the second is additional clarity regarding regulatory capital guidelines in the context of a recovering economy. We are profitable, our businesses are performing well, credit costs are moderating and we expect to continue to generate significant capital. There remains, however, a great deal of uncertainty in the banking industry due to potential legislative and regulatory changes, as well as the timing and scope of the economic recovery. This uncertainty, in turn, extends to the level of capital that will be required going forward. We will continue to work closely with our regulators and will prudently defer action on the dividend until a sustainable economic recovery is evident and clear capital guidelines are established.
     “We continued to expand our franchise and product offerings during the fourth quarter through both acquisitions and new business line initiatives. On October 13th, we announced an agreement to purchase the deposits and certain branch locations of BB&T’s Nevada banking operations. This transaction closed last Friday, January 15th. The branches were converted over the weekend and are now operating as full-service U.S. Bank locations. On October 30th, we acquired the FBOP Banks in an FDIC-assisted deal. Together, these two transactions added over 160 branch locations to our franchise and more than $15 billion in deposits. Further, our Wealth Management and Securities Services Group completed the purchase of a bond trustee business and a mutual fund accounting and servicing operation. New business line initiatives included the Consumer Banking Group’s launch of a new savings program called Savings Today and Rewards TomorrowTM, or S.T.A.R.T, which was piloted in the later half of 2009 and is now beginning a phased rollout. In addition, we announced the expansion of our operations with plans to open a new Service Center in the Kansas City area in 2010, bringing more than 1,100 jobs to the area. These acquisitions, initiatives and expansion activities are all great examples of the type of investments we expect to continue to make going forward, as they are lower risk, capital efficient and beneficial to our shareholders.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

     “Finally, I want to take this opportunity to thank our 60,000 employees. Each employee played an important and vital role this past year, whether their job entailed producing and delivering products and services directly to our customers, providing our customers with positive and rewarding service, supplying administrative and operational support, or risk management. While many of our competitors downsized this past year, we were growing our workforce, adding over 4,000 employees since December of 2008. While others exited businesses, we were expanding our franchise, products and services. While many in the industry turned their attention internally, we were investing and focusing on the future. 2009 was one of the most challenging years I have ever experienced, but the commitment and hard work of our employees have enabled this Company to navigate through this difficult time and become an even stronger organization. Given the Company’s diversified revenue mix, stable businesses, industry-leading performance, capital generation, and its dedicated employees, I am confident that we will continue to grow and prosper in the coming year, as we continue to serve our customers, support our communities, assist the government in their efforts to stimulate and strengthen the economy, and create long-term value for our shareholders, all of which will serve to further distinguish U.S. Bancorp as one of the strongest leaders in the financial services industry today.”
     The Company’s net income attributable to shareholders for the fourth quarter of 2009 was higher than the same period of 2008 by $272 million (82.4 percent) and essentially unchanged from the third quarter of 2009. The increase in net income year-over-year was principally the result of strong growth in total net revenue, driven by both net interest income from higher earning assets and fee-based revenues, partially offset by increases in noninterest expense due to acquisitions, FDIC deposit insurance expense and other business initiatives and an increase in the provision for credit losses. Compared with the prior quarter, a favorable variance in total net revenue, primarily related to net interest income, and a lower provision for credit losses were offset by an increase in noninterest expense due to acquisitions and seasonal business costs.
     Total net revenue on a taxable-equivalent basis for the fourth quarter of 2009 was $4,376 million; $752 million (20.8 percent) higher than the fourth quarter of 2008, reflecting a 9.2 percent increase in net interest income and a 37.8 percent increase in noninterest income. The increase in net interest income year-over-year was largely the result of growth in average earning assets and an increase in lower cost core deposit funding, both of which reflected recent acquisitions, while noninterest income increased year-over-year, principally due to strong growth in mortgage banking revenue, a decrease in net securities losses, and lower
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

lease residual valuation losses relative to the fourth quarter of 2008. Total net revenue was $126 million (3.0 percent) higher than the previous quarter. Net interest income was 9.4 percent higher than the third quarter of 2009 due to the FBOP Banks acquisition, as well as an increase in the Company’s core deposits and lower funding rates, while noninterest income declined 3.7 percent from the prior quarter, primarily due to higher net securities losses and lower mortgage banking revenue.
     Total noninterest expense in the fourth quarter of 2009 was $2,228 million; $290 million (15.0 percent) higher than the fourth quarter of 2008 and $175 million (8.5 percent) higher than the third quarter of 2009. The increase in total noninterest expense year-over-year was primarily due to the impact of acquisitions, as well as higher FDIC deposit insurance expense and costs related to affordable housing and other tax-advantaged projects. The increase in total noninterest expense on a linked quarter basis was primarily due to the impact of acquisitions and seasonally higher investments in affordable housing and other tax-advantaged projects and the impact of reinstating certain salary levels previously reduced as part of the Company’s cost containment activities.
     The increase in the Company’s provision for credit losses from a year ago reflected the adverse impact of current economic conditions. However, on a linked quarter basis, the provision for credit losses decreased. While net charge-offs continued to increase from the third quarter of 2009, the rate of deterioration in the credit portfolio has declined. The provision for credit losses for the fourth quarter of 2009 was $1,388 million, a decline of $68 million from the third quarter of 2009 and an increase of $121 million over the fourth quarter of 2008. The provision for credit losses exceeded net charge-offs by $278 million in the fourth quarter of 2009, $415 million in the third quarter of 2009, and $635 million in the fourth quarter of 2008. The increase in the provision for credit losses from a year ago reflected deterioration in economic conditions during most of the year and the corresponding impact on the commercial, commercial real estate and consumer loan portfolios. Net charge-offs in the fourth quarter of 2009 were $1,110 million, compared with $1,041 million in the third quarter of 2009 and $632 million in the fourth quarter of 2008. Given current economic conditions and the weakness in home prices and the economy in general, the Company expects net charge-offs will increase during the first quarter of 2010, but expects the rate of increase will decline.
     Nonperforming assets include assets originated by the Company, as well as loans and other real estate acquired under FDIC loss sharing agreements (“covered assets”) that substantially reduce the risk of credit losses to the Company. At December 31, 2009, $22.5 billion of the Company’s loans and other real estate
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

were covered by loss sharing agreements. Total nonperforming assets were $5,907 million at December 31, 2009, compared with $4,392 million at September 30, 2009, and $2,624 million at December 31, 2008. $1.4 billion of the $1.5 billion linked quarter increase and of the $3.3 billion year-over-year increase in nonperforming assets was related to the FBOP Banks acquisition. The remaining linked quarter and year- over-year increase in nonperforming assets (excluding covered assets) was driven by stress in residential home construction and related industries, deterioration in the residential mortgage portfolio, as well as an increase in foreclosed properties and the impact of the economic slowdown on commercial and consumer customers. At December 31, 2009, total nonperforming assets included $2,003 million of covered assets, compared with $672 million of nonperforming covered assets at September 30, 2009. The majority of these nonperforming covered assets were considered credit-impaired at acquisition and recorded at their estimated fair value at the date of acquisition. The ratio of the allowance for credit losses to period-end loans, excluding covered assets, was 3.04 percent at December 31, 2009, compared with 2.88 percent at September 30, 2009, and 2.09 percent at December 31, 2008. The ratio of the allowance for credit losses to period-end loans, including covered assets, was 2.69 percent at December 31, 2009, compared with 2.72 percent at September 30, 2009, and 1.96 percent at December 31, 2008. The Company expects nonperforming assets, including other real estate owned, to continue to increase, however at a decreasing rate as compared with prior periods, as difficult economic conditions continue to affect more borrowers in both the commercial and consumer loan portfolios.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

INCOME STATEMENT HIGHLIGHTS	Table 2
(Taxable-equivalent basis, $ in millions, except per-share data)

				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q09 vs	4Q09 vs	Full Year	Full Year	Percent
	2009	2009	2008	3Q09	4Q08	2009	2008	Change

Net interest income	$2,360	$2,157	$2,161	9.4	9.2	$8,716	$7,866	10.8
Noninterest income	2,016	2,093	1,463	(3.7)	37.8	7,952	6,811	16.8

Total net revenue	4,376	4,250	3,624	3.0	20.8	16,668	14,677	13.6
Noninterest expense	2,228	2,053	1,938	8.5	15.0	8,281	7,348	12.7

Income before provision and taxes	2,148	2,197	1,686	(2.2)	27.4	8,387	7,329	14.4
Provision for credit losses	1,388	1,456	1,267	(4.7)	9.6	5,557	3,096	79.5

Income before taxes	760	741	419	2.6	81.4	2,830	4,233	(33.1)
Taxable-equivalent adjustment	50	50	40	—	25.0	198	134	47.8
Applicable income taxes	108	86	27	25.6	nm	395	1,087	(63.7)

Net income	602	605	352	(.5)	71.0	2,237	3,012	(25.7)
Net income attributable to noncontrolling interests	—	(2)	(22)	nm	nm	(32)	(66)	51.5

Net income attributable to U.S. Bancorp	$602	$603	$330	(.2)	82.4	$2,205	$2,946	(25.2)

Net income applicable to U.S. Bancorp common shareholders	$580	$583	$259	(.5)	nm	$1,803	$2,819	(36.0)

Diluted earnings per common share	$.30	$.30	$.15	—	nm	$.97	$1.61	(39.8)

Net Interest Income
     Net interest income on a taxable-equivalent basis in the fourth quarter of 2009 was $2,360 million, compared with $2,161 million in the fourths quarter of 2008, an increase of $199 million (9.2 percent). The increase was primarily the result of growth in average earning assets, which were higher by $19.4 billion (8.6 percent) than the fourth quarter of 2008, driven by an increase of $14.4 billion (8.2 percent) in average loans and $2.2 billion (5.2 percent) in average investment securities. Net interest income grew 9.4 percent on a linked quarter basis, primarily due to the FBOP Banks acquisition, as well as higher core deposits and favorable funding rates. During the fourth quarter of 2009, the net interest margin was 3.83 percent compared with 3.81 percent in the fourth quarter of 2008 and 3.67 percent in the third quarter of 2009.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

NET INTEREST INCOME	Table 3
(Taxable-equivalent basis; $ in millions)

				Change	Change
	4Q	3Q	4Q	4Q09 vs	4Q09 vs	Full Year	Full Year
	2009	2009	2008	3Q09	4Q08	2009	2008	Change

Components of net interest income
Income on earning assets	$3,026	$2,909	$3,195	$117	$(169)	$11,748	$12,630	$(882)
Expense on interest-bearing liabilities	666	752	1,034	(86)	(368)	3,032	4,764	(1,732)

Net interest income	$2,360	$2,157	$2,161	$203	$199	$8,716	$7,866	$850

Average yields and rates paid
Earning assets yield	4.91%	4.94%	5.63%	(.03)%	(.72)%	4.95%	5.87%	(.92)%
Rate paid on interest-bearing liabilities	1.31	1.54	2.16	(.23)	(.85)	1.55	2.58	(1.03)

Gross interest margin	3.60%	3.40%	3.47%	.20%	.13%	3.40%	3.29%	.11%

Net interest margin	3.83%	3.67%	3.81%	.16%	.02%	3.67%	3.66%	.01%

Average balances
Investment securities	$44,149	$42,558	$41,974	$1,591	$2,175	$42,809	$42,850	$(41)
Loans	191,648	181,968	177,205	9,680	14,443	185,805	165,552	20,253
Earning assets	245,383	234,111	225,986	11,272	19,397	237,287	215,046	22,241
Interest-bearing liabilities	201,447	194,202	190,856	7,245	10,591	195,614	184,932	10,682
Net free funds (a)	43,936	39,909	35,130	4,027	8,806	41,673	30,114	11,559

(a)	Represents noninterest-bearing deposits, other noninterest-bearing liabilities and equity, allowance for loan losses and unrealized gain (loss) on available-for-sale securities, less non-earning assets.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

AVERAGE LOANS	Table 4
($ in millions)

				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q09 vs	4Q09 vs	Full Year	Full Year	Percent
	2009	2009	2008	3Q09	4Q08	2009	2008	Change

Commercial	$43,490	$44,655	$50,328	(2.6)	(13.6)	$46,197	$47,903	(3.6)
Lease financing	6,489	6,567	6,608	(1.2)	(1.8)	6,630	6,404	3.5

Total commercial	49,979	51,222	56,936	(2.4)	(12.2)	52,827	54,307	(2.7)

Commercial mortgages	24,895	24,296	22,967	2.5	8.4	24,159	21,705	11.3
Construction and development	9,149	9,533	9,691	(4.0)	(5.6)	9,592	9,405	2.0

Total commercial real estate	34,044	33,829	32,658	.6	4.2	33,751	31,110	8.5

Residential mortgages	25,621	24,405	23,430	5.0	9.4	24,481	23,257	5.3

Credit card	16,399	15,387	12,976	6.6	26.4	14,937	11,954	25.0
Retail leasing	4,620	4,822	5,062	(4.2)	(8.7)	4,895	5,395	(9.3)
Home equity and second mortgages	19,444	19,368	18,691	.4	4.0	19,335	17,550	10.2
Other retail	23,037	22,647	22,247	1.7	3.6	22,856	20,671	10.6

Total retail	63,500	62,224	58,976	2.1	7.7	62,023	55,570	11.6

Total loans, excluding covered assets	173,144	171,680	172,000	.9	.7	173,082	164,244	5.4

Covered assets	18,504	10,288	5,205	79.9	nm	12,723	1,308	nm

Total loans	$191,648	$181,968	$177,205	5.3	8.2	$185,805	$165,552	12.2

     Total average loans were $14.4 billion (8.2 percent) higher in the fourth quarter of 2009 than the fourth quarter of 2008, primarily driven by growth in covered assets and retail loan categories. Average total retail loans grew $4.5 billion, residential mortgages grew $2.2 billion and total commercial real estate loans grew $1.4 billion year-over-year. Growth in these categories was partially offset by a $7.0 billion decline in total commercial loans, principally due to lower utilization of existing commitments and reduced demand for new loans. Retail loan growth, year-over-year, was driven by increases in credit cards, home equity lines and federally-guaranteed student loans. Included in the growth of average credit card loans outstanding were portfolio purchases during the third quarter of approximately $1.3 billion. Total average loans were $9.7 billion (5.3 percent) higher in the fourth quarter of 2009 than the third quarter of 2009, primarily due to an increase in covered assets resulting from the fourth quarter acquisition of FBOP Banks. Covered assets for the FBOP Banks were $8.9 billion on average in the fourth quarter of 2009 and $13.2 billion at December 31, 2009. Total average loans, excluding covered assets, were higher than the third quarter of 2009 by .9 percent, as increases in credit cards (6.6 percent) and residential mortgages (5.0 percent) were offset by a
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

decline in total commercial loans (2.4 percent), primarily due to lower commitment utilization by corporate borrowers and reduced demand for new loans.
     Average investment securities in the fourth quarter of 2009 were $2.2 billion (5.2 percent) higher year-over-year and $1.6 billion (3.7 percent) higher than the third quarter of 2009. The increases over the prior year and linked quarter were primarily due to purchases of U.S. government agency-related securities.

AVERAGE DEPOSITS	Table 5
($ in millions)

				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q09 vs	4Q09 vs	Full Year	Full Year	Percent
	2009	2009	2008	3Q09	4Q08	2009	2008	Change

Noninterest-bearing deposits	$40,990	$36,982	$31,639	10.8	29.6	$37,856	$28,739	31.7
Interest-bearing savings deposits
Interest checking	39,714	38,218	29,467	3.9	34.8	36,866	31,137	18.4
Money market savings	38,485	33,387	27,009	15.3	42.5	31,795	26,300	20.9
Savings accounts	15,926	13,824	7,657	15.2	nm	13,109	5,929	nm

Total of savings deposits	94,125	85,429	64,133	10.2	46.8	81,770	63,366	29.0
Time certificates of deposit less than $100,000	18,438	16,985	15,414	8.6	19.6	17,879	13,583	31.6
Time deposits greater than $100,000	27,336	26,966	33,283	1.4	(17.9)	30,296	30,496	(.7)

Total interest-bearing deposits	139,899	129,380	112,830	8.1	24.0	129,945	107,445	20.9

Total deposits	$180,889	$166,362	$144,469	8.7	25.2	$167,801	$136,184	23.2

     Average total deposits for the fourth quarter of 2009 were $36.4 billion (25.2 percent) higher than the fourth quarter of 2008. Excluding deposits from acquisitions, average total deposits increased $21.3 billion (15.3 percent) over the fourth quarter of 2008. Noninterest-bearing deposits increased $9.4 billion (29.6 percent) year-over-year, primarily due to growth in the Consumer and Wholesale Banking business lines and the impact of acquisitions. Average total savings deposits were $30.0 billion (46.8 percent) higher year-over-year, the result of growth in Consumer Banking, government, broker-dealer and institutional trust customers and the impact of acquisitions. Contributing to the increase in savings accounts was strong participation in a new savings product introduced across the franchise by Consumer Banking late in the third quarter of 2008. Average time certificates of deposit less than $100,000 were $3.0 billion (19.6 percent) higher year-over-year primarily due to acquisitions, while average time deposits greater than $100,000 decreased $5.9 billion (17.9 percent), reflecting a decrease in overall wholesale funding requirements.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

     Average total deposits increased $14.5 billion (8.7 percent) over the third quarter of 2009, primarily due to strong growth in total average savings deposits and noninterest-bearing deposits, which increased $8.7 billion (10.2 percent) and $4.0 billion (10.8 percent), respectively. The fourth quarter of 2009 FBOP Banks acquisition added $10.1 billion in average total deposits and $14.4 billion of total deposits at December 31, 2009. Excluding the FBOP Banks acquisition, total average deposits increased $4.4 billion (2.7 percent) over the third quarter of 2009. Average noninterest-bearing deposits increased due to higher balances in corporate trust, Consumer Banking and Wholesale Banking. The growth in total average savings deposits was the result of increases in corporate and institutional trust, Consumer Banking and Wholesale Banking and the impact of the FBOP Banks acquisition. Average time certificates of deposit less than $100,000 increased $1.5 billion (8.6 percent) from the prior quarter due primarily to the impact of the FBOP Banks acquisition, while average time deposits greater than $100,000 increased $370 million (1.4 percent), reflecting the impact of the FBOP Banks acquisition, partially offset by a reduction in wholesale funding requirements.

NONINTEREST INCOME	Table 6
($ in millions)

				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q09 vs	4Q09 vs	Full Year	Full Year	Percent
	2009	2009	2008	3Q09	4Q08	2009	2008	Change

Credit and debit card revenue	$273	$267	$256	2.2	6.6	$1,055	$1,039	1.5
Corporate payment products revenue	166	181	154	(8.3)	7.8	669	671	(.3)
Merchant processing services	312	300	271	4.0	15.1	1,148	1,151	(.3)
ATM processing services	101	103	95	(1.9)	6.3	410	366	12.0
Trust and investment management fees	277	293	300	(5.5)	(7.7)	1,168	1,314	(11.1)
Deposit service charges	238	256	260	(7.0)	(8.5)	970	1,081	(10.3)
Treasury management fees	132	141	128	(6.4)	3.1	552	517	6.8
Commercial products revenue	185	157	131	17.8	41.2	615	492	25.0
Mortgage banking revenue	218	276	23	(21.0)	nm	1,035	270	nm
Investment products fees and commissions	27	27	37	—	(27.0)	109	147	(25.9)
Securities gains (losses), net	(158)	(76)	(253)	nm	37.5	(451)	(978)	53.9
Other	245	168	61	45.8	nm	672	741	(9.3)

Total noninterest income	$2,016	$2,093	$1,463	(3.7)	37.8	$7,952	$6,811	16.8

Noninterest Income
     Fourth quarter noninterest income was $2,016 million; $553 million (37.8 percent) higher than the fourth quarter of 2008 and $77 million (3.7 percent) lower than the third quarter of 2009. The improvement
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

in noninterest income over the fourth quarter of 2008 included a $195 million increase in mortgage banking revenue, as the lower interest rate environment drove strong mortgage loan production and related production gains, the net change in the valuation of mortgage services rights (“MSRs”) and related economic hedging activities was favorable and servicing income increased. Other income increased $184 million due to lower retail lease residual valuation losses, improving equity investment revenue and a payments-related contract termination gain, partially offset by the fourth quarter of 2008 gain on the Company’s investment in Visa Inc. In addition, net securities losses decreased $95 million from a year ago. Noninterest income also benefited from higher fee-based payments-related income of $70 million (10.3 percent) and an increase in commercial products revenue of $54 million (41.2 percent) due to stronger capital markets, standby letters of credit, and other commercial loan fees. Trust and investment management fees declined $23 million (7.7 percent) due to lower account-level fees and the impact of interest rates on money market investment fees. The $10 million (27.0 percent) decline in investment products fees and commissions was due to lower sales levels from a year ago. Deposit service charges decreased $22 million (8.5 percent) primarily due to a decrease in the number of overdraft incidences which more than offset deposit account growth.
     Noninterest income was $77 million (3.7 percent) lower in the fourth quarter of 2009 than the third quarter of 2009. Net securities losses increased $82 million compared with the third quarter of 2009 principally due to impairment related to the anticipated exchange of a structured investment vehicle for its underlying securities. Mortgage banking revenue declined $58 million due to lower mortgage production and the net change in the valuation of MSRs and related economic hedging activities, partially offset by higher servicing income. Deposit service charges were $18 million (7.0 percent) lower on a linked quarter basis due to lower overdraft incidences and seasonally lower transaction volume. Trust and investment management fees decreased $16 million (5.5 percent) due to lower account-level fees and the impact of interest rates on money market investment fees. Seasonally lower volumes resulted in a $15 million (8.3 percent) and a $9 million (6.4 percent) decline in corporate payment products revenue and treasury management fees, respectively. Partially offsetting these variances was a $77 million (45.8 percent) increase in other income due to lower retail lease residual valuation losses, improving equity investment revenue and a payments-related gain, partially offset by the third quarter of 2009 gain related to the Company’s investment in Visa Inc. Commercial products revenue was $28 million (17.8 percent) higher than the third quarter of 2009 due to increases across a majority of products including commercial leasing revenue, standby letters of credit, capital markets and commercial loan fees. In addition, credit and debit card revenue
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

increased $6 million (2.2 percent) due to higher volumes and merchant processing services increased $12 million (4.0 percent) primarily due to higher fee-based activity.

NONINTEREST EXPENSE	Table 7
($ in millions)

				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q09 vs	4Q09 vs	Full Year	Full Year	Percent
	2009	2009	2008	3Q09	4Q08	2009	2008	Change

Compensation	$816	$769	$770	6.1	6.0	$3,135	$3,039	3.2
Employee benefits	145	134	124	8.2	16.9	574	515	11.5
Net occupancy and equipment	214	203	202	5.4	5.9	836	781	7.0
Professional services	81	63	73	28.6	11.0	255	240	6.3
Marketing and business development	105	137	90	(23.4)	16.7	378	310	21.9
Technology and communications	186	175	156	6.3	19.2	673	598	12.5
Postage, printing and supplies	70	72	77	(2.8)	(9.1)	288	294	(2.0)
Other intangibles	107	94	93	13.8	15.1	387	355	9.0
Other	504	406	353	24.1	42.8	1,755	1,216	44.3

Total noninterest expense	$2,228	$2,053	$1,938	8.5	15.0	$8,281	$7,348	12.7

Noninterest Expense
     Noninterest expense in the fourth quarter of 2009 totaled $2,228 million, an increase of $290 million (15.0 percent) over the fourth quarter of 2008, and $175 million (8.5 percent) over the third quarter of 2009. The increase in noninterest expense over a year ago was principally due to the impact of acquisitions, and higher FDIC deposit insurance expense, marketing and business development expense and costs related to investments in affordable housing and other tax-advantaged projects. Compensation expense increased $46 million (6.0 percent) and employee benefits expense increased $21 million (16.9 percent), reflecting acquisitions and higher pension costs. Net occupancy and equipment expense increased $12 million (5.9 percent) and professional services expense increased $8 million (11.0 percent) year-over-year due principally to acquisitions and other business initiatives. Marketing and business development expense was higher by $15 million (16.7 percent) due to costs related to the introduction of new credit card products, while technology and communications expense increased $30 million (19.2 percent), primarily due to payments-related initiatives, including the formation of a new joint venture. Other intangibles expense increased 15.1 percent due to acquisitions, and other expense increased $151 million (42.8 percent) due to higher FDIC deposit insurance expense, costs related to investments in affordable housing and other tax-
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

advantaged projects, higher merchant processing expenses, growth in mortgage servicing expenses and costs associated with other real estate owned.
     Noninterest expense increased $175 million (8.5 percent) in the fourth quarter of 2009 over the third quarter of 2009. The increase was primarily due to the FBOP Banks acquisition, the impact of reinstating certain salary levels previously reduced as part of the Company’s cost containment activities and an increase in other expense of $98 million (24.1 percent) principally due to seasonally higher costs related to investments in affordable housing and other tax-advantaged projects, increased FDIC insurance expense and costs associated with other real estate owned. Compensation and employee benefits expense was $58 million (6.4 percent) higher principally due to the FBOP Banks acquisition and the impact of reinstating certain salary levels previously reduced as part of cost containment activities. Net occupancy and equipment expense increased on a linked quarter basis $11 million (5.4 percent) primarily due to the impact of acquisitions. Professional services expense was seasonally higher by $18 million (28.6 percent) across the majority of business lines. Technology and communications and other intangibles expense both increased over the prior quarter due to the impact of the FBOP Banks acquisition. These unfavorable variances were partially offset by lower marketing and business development expense of $32 million (23.4 percent) due to the timing of credit card product initiatives.
Provision for Income Taxes
     The provision for income taxes for the fourth quarter of 2009 resulted in a tax rate on a taxable-equivalent basis of 20.8 percent (effective tax rate of 15.2 percent) compared with 16.0 percent (effective tax rate of 7.1 percent) in the fourth quarter of 2008 and 18.4 percent (effective tax rate of 12.4 percent) in the third quarter of 2009. The increase in the effective tax rate as compared with the same quarter of 2008 principally reflects the marginal impact of higher pretax earnings year-over-year.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

ALLOWANCE FOR CREDIT LOSSES	Table 8
($ in millions)

	4Q	3Q	2Q	1Q	4Q
	2009	2009	2009	2009	2008

Balance, beginning of period	$4,986	$4,571	$4,105	$3,639	$2,898

Net charge-offs
Commercial	250	200	177	112	108
Lease financing	33	44	55	55	31

Total commercial	283	244	232	167	139
Commercial mortgages	30	30	28	13	14
Construction and development	144	159	93	117	63

Total commercial real estate	174	189	121	130	77

Residential mortgages	153	129	116	91	84

Credit card	285	271	263	212	169
Retail leasing	5	8	10	13	11
Home equity and second mortgages	96	89	83	70	52
Other retail	111	111	102	99	95

Total retail	497	479	458	394	327

Total net charge-offs, excluding covered assets	1,107	1,041	927	782	627
Covered assets	3	—	2	6	5

Total net charge-offs	1,110	1,041	929	788	632
Provision for credit losses	1,388	1,456	1,395	1,318	1,267
Acquisitions and other changes	—	—	—	(64)	106

Balance, end of period	$5,264	$4,986	$4,571	$4,105	$3,639

Components
Allowance for loan losses	$5,079	$4,825	$4,377	$3,947	$3,514
Liability for unfunded credit commitments	185	161	194	158	125

Total allowance for credit losses	$5,264	$4,986	$4,571	$4,105	$3,639

Gross charge-offs	$1,174	$1,105	$992	$840	$678
Gross recoveries	$64	$64	$63	$52	$46

Allowance for credit losses as a percentage of
Period-end loans, excluding covered assets	3.04	2.88	2.66	2.37	2.09
Nonperforming loans, excluding covered assets	153	150	152	169	206
Nonperforming assets, excluding covered assets	135	134	137	152	184

Period-end loans	2.69	2.72	2.51	2.23	1.96
Nonperforming loans	97	125	124	131	151
Nonperforming assets	89	114	114	120	139
Credit Quality
     Net charge-offs and nonperforming assets continued to trend higher, reflecting the recessionary economic environment, although excluding covered assets, the rate of increase continued to moderate during the fourth quarter of 2009. The allowance for credit losses was $5,264 million at December 31, 2009, compared with $4,986 million at September 30, 2009, and $3,639 million at December 31, 2008. Total net
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

charge-offs in the fourth quarter of 2009 were $1,110 million, compared with $1,041 million in the third quarter of 2009, and $632 million in the fourth quarter of 2008. The increase in total net charge-offs compared with a year ago was driven by economic factors affecting the residential housing markets, including homebuilding and related industries, commercial real estate properties and credit costs associated with credit card and other consumer and commercial loans as the economy weakened. As a result of the stress in these areas, the Company recorded $278 million of provision for credit losses in excess of net charge-offs, increasing the allowance for credit losses during the fourth quarter of 2009.
     Commercial and commercial real estate loan net charge-offs increased to $457 million in the fourth quarter of 2009 (2.16 percent of average loans outstanding) compared with $433 million (2.02 percent of average loans outstanding) in the third quarter of 2009 and $216 million (.96 percent of average loans outstanding) in the fourth quarter of 2008. This increasing trend reflected stress in commercial real estate, and residential housing, especially homebuilding and related industry sectors, along with the impact of current economic conditions on the Company’s commercial loan portfolios.
     Residential mortgage loan net charge-offs were $153 million in the fourth quarter of 2009 (2.37 percent of average loans outstanding) compared with $129 million (2.10 percent of average loans outstanding) in the third quarter of 2009 and $84 million (1.43 percent of average loans outstanding) in the fourth quarter of 2008. Total retail loan net charge-offs were $497 million (3.11 percent of average loans outstanding) in the fourth quarter of 2009 compared with $479 million (3.05 percent of average loans outstanding) in the third quarter of 2009 and $327 million (2.21 percent of average loans outstanding) in the fourth quarter of 2008. The increased residential mortgage and retail loan credit losses reflected the adverse impact of current economic conditions on consumers, as rising unemployment levels increased losses in prime-based residential portfolios.
     The ratio of the allowance for credit losses to period-end loans was 2.69 percent (3.04 percent excluding covered assets) at December 31, 2009, compared with 2.72 percent (2.88 percent excluding covered assets) at September 30, 2009, and 1.96 percent (2.09 percent excluding covered assets) at December 31, 2008. The ratio of the allowance for credit losses to nonperforming loans was 97 percent (153 percent excluding covered assets) at December 31, 2009, compared with 125 percent (150 percent excluding covered assets) at September 30, 2009, and 151 percent (206 percent excluding covered assets) at December 31, 2008.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

CREDIT RATIOS	Table 9
(Percent)

	4Q	3Q	2Q	1Q	4Q
	2009	2009	2009	2009	2008

Net charge-offs ratios (a)
Commercial	2.28	1.78	1.50	.92	.85
Lease financing	2.02	2.66	3.29	3.29	1.87
Total commercial	2.25	1.89	1.72	1.21	.97

Commercial mortgages	.48	.49	.47	.22	.24
Construction and development	6.24	6.62	3.79	4.82	2.59
Total commercial real estate	2.03	2.22	1.44	1.58	.94

Residential mortgages	2.37	2.10	1.94	1.54	1.43

Credit card (b)	6.89	6.99	7.36	6.32	5.18
Retail leasing	.43	.66	.80	1.03	.86
Home equity and second mortgages	1.96	1.82	1.72	1.48	1.11
Other retail	1.91	1.94	1.80	1.75	1.70
Total retail	3.11	3.05	2.99	2.62	2.21

Total net charge-offs, excluding covered assets	2.54	2.41	2.15	1.82	1.45

Covered assets	.06	—	.07	.21	.38

Total net charge-offs	2.30	2.27	2.03	1.72	1.42

Delinquent loan ratios — 90 days or more past due excluding nonperforming loans (c)
Commercial	.22	.17	.16	.19	.13
Commercial real estate	.02	.12	.22	.07	.11
Residential mortgages	2.80	2.32	2.11	2.03	1.55
Retail	1.07	1.00	.94	.94	.82
Total loans, excluding covered assets	.88	.78	.72	.68	.56
Covered assets	3.48	7.92	7.60	6.76	5.13
Total loans	1.18	1.16	1.12	1.05	.84

Delinquent loan ratios — 90 days or more past due including nonperforming loans (c)
Commercial	2.25	2.19	1.89	1.59	.82
Commercial real estate	5.22	5.22	5.05	3.87	3.34
Residential mortgages	4.59	3.86	3.46	3.02	2.44
Retail	1.39	1.28	1.19	1.16	.97
Total loans, excluding covered assets	2.87	2.69	2.48	2.08	1.57
Covered assets	12.38	14.74	14.10	13.11	10.74
Total loans	3.96	3.34	3.15	2.74	2.14

(a)	Annualized and calculated on average loan balances

(b)	Net charge-offs as a percent of average loans outstanding, excluding portfolio purchases where the acquired loans were recorded at fair value at the purchase date, were 7.46 percent for the fourth quarter of 2009 and

7.30 percent for the third quarter of 2009.

(c)	Ratios are expressed as a percent of ending loan balances.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

ASSET QUALITY	Table 10
($ in millions)

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2009	2009	2009	2009	2008

Nonperforming loans
Commercial	$866	$908	$785	$651	$290
Lease financing	125	119	123	119	102

Total commercial	991	1,027	908	770	392

Commercial mortgages	581	502	471	392	294
Construction and development	1,192	1,230	1,156	887	780

Total commercial real estate	1,773	1,732	1,627	1,279	1,074
Residential mortgages	467	383	324	239	210
Retail	204	174	155	135	92

Total nonperforming loans, excluding covered assets	3,435	3,316	3,014	2,423	1,768
Covered assets	2,003	672	682	702	643

Total nonperforming loans	5,438	3,988	3,696	3,125	2,411
Other real estate	437	366	293	257	190
Other nonperforming assets	32	38	27	28	23

Total nonperforming assets (a)	$5,907	$4,392	$4,016	$3,410	$2,624

Accruing loans 90 days or more past due, excluding covered assets	$1,525	$1,344	$1,245	$1,185	$967

Accruing loans 90 days or more past due	$2,309	$2,125	$2,042	$1,932	$1,554

Restructured loans that continue to accrue interest	$2,278	$2,254	$2,107	$1,901	$1,509

Nonperforming assets to loans plus ORE, excluding covered assets (%)	2.25	2.14	1.94	1.56	1.14

Nonperforming assets to loans plus ORE (%)	3.02	2.39	2.20	1.85	1.42

(a)	Does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest.
     Nonperforming assets at December 31, 2009, totaled $5,907 million, compared with $4,392 million at September 30, 2009, and $2,624 million at December 31, 2008. Included in December 31, 2009, nonperforming assets were $2,003 million of assets covered under loss sharing agreements with the FDIC that substantially reduce the risk of credit losses to the Company. The increase in nonperforming covered assets was due to $1,442 million of loans and other real estate acquired as part of the FBOP Banks acquisition. The ratio of nonperforming assets to loans and other real estate was 3.02 percent (2.25 percent excluding covered assets) at December 31, 2009, compared with 2.39 percent (2.14 percent excluding covered assets) at September 30, 2009, and 1.42 percent (1.14 percent excluding covered assets) at December 31, 2008. The increase in nonperforming assets (excluding covered assets) compared with a year ago was driven primarily by the residential construction portfolio and related industries and the residential
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

mortgage portfolio, as well as an increase in foreclosed residential properties and the impact of the economic slowdown on other commercial and consumer customers. The Company expects nonperforming assets, including other real estate owned, to continue to increase, however at a decreasing rate as compared with prior periods, as difficult economic conditions affect more borrowers in both the commercial and consumer loan portfolios. Accruing loans 90 days or more past due increased to $2,309 million ($1,525 million excluding covered assets) at December 31, 2009, compared with $2,125 million ($1,344 million excluding covered assets) at September 30, 2009, and $1,554 million ($967 million excluding covered assets) at December 31, 2008. The year-over-year increase of $558 million (excluding covered assets) reflected stress in residential mortgages, commercial, construction, credit cards, and home equity loans. Restructured loans that continue to accrue interest have also increased compared with the fourth quarter of 2008 and the third quarter of 2009, reflecting the impact of loan modifications for certain residential mortgage and consumer credit card customers in light of current economic conditions. The Company expects this trend to continue as the Company actively works with customers to modify loans for borrowers who are having financial difficulties.

CAPITAL POSITION	Table 11
($ in millions)

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2009	2009	2009	2009	2008

Total U.S. Bancorp shareholders’ equity	$25,963	$25,171	$24,171	$27,223	$26,300
Tier 1 capital	22,610	21,990	21,710	25,284	24,426
Total risk-based capital	30,458	30,126	30,039	33,504	32,897

Tier 1 capital ratio	9.6%	9.5%	9.4%	10.9%	10.6%
Total risk-based capital ratio	12.9	13.0	13.0	14.4	14.3
Leverage ratio	8.5	8.6	8.4	9.8	9.8
Tier 1 common equity ratio	6.8	6.8	6.7	5.4	5.1
Tangible common equity ratio	5.3	5.4	5.1	3.8	3.3
Tangible common equity as a percent of risk-weighted assets	6.1	6.0	5.7	4.2	3.7
     Total U.S. Bancorp shareholders’ equity was $26.0 billion at December 31, 2009, compared with $25.2 billion at September 30, 2009, and $26.3 billion at December 31, 2008. The year-over-year decrease was a result of the Company’s second quarter of 2009 redemption of $6.6 billion of preferred stock previously held by the U.S. Department of the Treasury, partially offset by earnings and a $2.7 billion (153 million shares) common stock offering in the second quarter of 2009. During the third quarter of 2009, the
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

Company repurchased the warrant previously issued to the U.S. Department of the Treasury as part of the Company’s participation in the Treasury’s Capital Purchase Program for $139 million. The repurchase price was charged to equity. The Tier 1 capital ratio was 9.6 percent at December 31, 2009, compared with 9.5 percent at September 30, 2009, and 10.6 percent at December 31, 2008. The Tier 1 common equity ratio was 6.8 percent at both December 31, 2009, and September 30, 2009, compared with 5.1 percent at December 31, 2008. The tangible common equity ratio was 5.3 percent at December 31, 2009, compared with 5.4 percent at September 30, 2009, and 3.3 percent at December 31, 2008. All regulatory ratios continue to be in excess of “well-capitalized” requirements.

COMMON SHARES	Table 12
(Millions)

	4Q	3Q	2Q	1Q	4Q
	2009	2009	2009	2009	2008

Beginning shares outstanding	1,912	1,912	1,759	1,755	1,754
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	1	—	153	4	1

Ending shares outstanding	1,913	1,912	1,912	1,759	1,755

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)	Table 13
($ in millions)

	Net Income Attributable					Net Income Attributable
	to U.S. Bancorp			Percent Change		to U.S. Bancorp			4Q 2009
	4Q	3Q	4Q	4Q09 vs	4Q09 vs	Full Year	Full Year	Percent	Earnings
Business Line	2009	2009	2008	3Q09	4Q08	2009	2008	Change	Composition

Wholesale Banking	$85	$53	$84	60.4	1.2	$240	$902	(73.4)	14%
Consumer Banking	253	223	142	13.5	78.2	917	843	8.8	42
Wealth Management & Securities Services	85	96	120	(11.5)	(29.2)	373	484	(22.9)	14
Payment Services	73	72	82	1.4	(11.0)	291	748	(61.1)	12
Treasury and Corporate Support	106	159	(98)	(33.3)	nm	384	(31)	nm	18

Consolidated Company	$602	$603	$330	(.2)	82.4	$2,205	$2,946	(25.2)	100%

(a)	preliminary data
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

Lines of Business
     The Company’s major lines of business are Wholesale Banking, Consumer Banking, Wealth Management & Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2009, business line results were restated and presented on a comparable basis for organization and methodology changes to more closely align capital allocation with Basel II requirements and to allocate the provision for credit losses based on net charge-offs and changes in the risks of specific loan portfolios. Previously, the provision for credit losses in excess of net charge-offs remained in Treasury and Corporate Support, and the other lines of business’ results included only the portion of the provision for credit losses equal to net charge-offs.
     Wholesale Banking offers lending, equipment finance and small-ticket leasing, depository, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution and public sector clients. Wholesale Banking recorded net income of $85 million in the fourth quarter of 2009, compared with $84 million in the fourth quarter of 2008 and $53 million in the third quarter of 2009. Wholesale Banking’s net income was flat year-over-year as a reduction in the provision for credit losses was offset by lower total net revenue and higher total noninterest expense. Net interest income decreased $97 million (15.5 percent) year-over-year due principally to lower average total loans due to lower utilization of existing commitments and reduced demand for new loans, as well as the impact of declining rates on the margin benefit from deposits, partially offset by improved spreads on loans and higher average deposit balances. Total noninterest income increased $69 million (31.2 percent) due to strong growth in capital markets, letters of credit and commercial loan fees. In addition, treasury management fees and valuations on equity investments also improved. Total
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

noninterest expense increased $17 million (6.0 percent) over a year ago, primarily due to an increase in FDIC deposit insurance expense and increased costs related to other real estate owned. The provision for credit losses was $47 million (10.8 percent) lower year-over-year due to a slowing of the deterioration in the credit quality of commercial and commercial real estate loans, partially offset by an increase in net charge-offs.
     Wholesale Banking’s contribution to net income in the fourth quarter of 2009 was $32 million (60.4 percent) higher than the third quarter of 2009. This favorable variance was due to an increase in total net revenue and a decrease in the provision for credit losses, partially offset by higher total noninterest expense. Total net revenue was higher on a linked quarter basis due to an increase in total noninterest income (22.4 percent) partially offset by a decrease in net interest income (2.4 percent). The increase in total noninterest income was principally due to improved equity investment income and strong growth in commercial products revenue including, standby letters of credit, commercial leasing and other loan fees. The decrease in net interest income was due to lower average loan balances, reflecting reduced commitment utilization by wholesale customers and lower demand for new loans, and a reduction in the margin benefit of deposits, partially offset by improved spreads on new loan activity and growth in average deposit balances. Total noninterest expense increased $31 million (11.6 percent) principally due to increased costs for other real estate owned. The provision for credit losses declined $41 million (9.6 percent) compared with the third quarter of 2009, as deterioration in the commercial loan portfolios stabilized somewhat. The favorable change in the business line’s provision for credit losses due to this stabilization was partially offset by an increase in net charge-offs.
     Consumer Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATM processing. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking and 24-hour banking. Consumer Banking contributed $253 million of the Company’s net income in the fourth quarter of 2009, a 78.2 percent increase over the fourth quarter of 2008, and a 13.5 percent increase over the prior quarter. Within Consumer Banking, the retail banking division accounted for $125 million of the total contribution, 17.2 percent below the same quarter of last year, and 64.5 percent higher on a linked quarter basis. The decrease in the retail banking division from the same period of 2008 was due to an increase in the provision for credit losses, driven by credit deterioration, and higher total noninterest expense from business investments, both of which were partially offset by
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

growth in total net revenue. Net interest income for the retail banking division decreased $61 million (6.2 percent) year-over-year as revenues from higher average loan and deposit balances, including the impact of the Downey Savings & Loan Association, F.A. and PFF Bank and Trust acquisitions, and yield-related loan fees were offset by a reduction in the margin benefit from deposits in a declining interest rate environment. Total noninterest income for the retail banking division increased $109 million (27.4 percent) over a year ago due to a significant improvement in retail lease residual valuation losses and higher ATM processing services fees, partially offset by lower deposit service charges. Total noninterest expense for the division in the fourth quarter of 2009 was $39 million (5.0 percent) higher year-over-year, principally due to higher FDIC deposit insurance expense and the impact of acquisitions. The provision for credit losses for the retail banking division increased due to year-over-year growth in net charge-offs and stress in residential mortgages, home equity and other installment and consumer loan portfolios. In the fourth quarter of 2009, the mortgage banking division’s contribution was $128 million, a $137 million increase over the fourth quarter of 2008. The division’s total net revenue increased $242 million over a year ago, reflecting robust mortgage loan production, improved loan sale profitability and an increase in net interest income related to growth in average loans held for sale. Total noninterest expense for the mortgage banking division increased $38 million (50.0 percent) over the fourth quarter of 2008 primarily due to higher production levels and servicing costs associated with other real estate owned and foreclosures. In addition, the provision for credit losses decreased $11 million (37.9 percent) for the mortgage banking division.
     Consumer Banking’s contribution in the fourth quarter of 2009 was higher by $30 million (13.5 percent) than the third quarter of 2009 primarily due to lower provision for credit losses. Within Consumer Banking, the retail banking division’s contribution increased $49 million (64.5 percent) on a linked quarter basis due to favorable variances in total net revenue and the provision for credit losses, partially offset by higher total noninterest expense. Total net revenue for the retail banking division increased $38 million (2.7 percent), principally due to higher net interest income, resulting from an increase in average loan balances and improved loans spreads, in addition to a significant improvement in retail lease residual valuation losses, partially offset by lower deposit service charges. Total noninterest expense for the retail banking division increased $21 million (2.6 percent) on a linked quarter basis, primarily due to the reinstatement of certain salaries previously reduced as part of cost containment activities and higher FDIC deposit insurance expense and expenses related to other business initiatives. The provision for credit losses for the division decreased $61 million (12.9 percent), as deterioration in the credit quality of consumer loan portfolios moderated
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

compared with the third quarter of 2009. The contribution of the mortgage banking division decreased $19 million (12.9 percent) from the third quarter of 2009, driven by lower mortgage production and the net change in the valuation of MSRs and related economic hedging activities, partially offset by higher servicing income. Total net revenue decreased $72 million (17.8 percent) due to lower mortgage banking revenue and a $15 million (12.2 percent) decrease in net interest income due to a lower average balance in the mortgages held for sale portfolio. The mortgage banking division’s provision for credit losses decreased $37 million (67.3 percent) on a linked quarter basis.
     Wealth Management & Securities Services provides trust, private banking, financial advisory, investment management, retail brokerage services, insurance, custody and mutual fund servicing through five businesses: Wealth Management, Corporate Trust, FAF Advisors, Institutional Trust & Custody and Fund Services. Wealth Management & Securities Services contributed $85 million of the Company’s net income in the fourth quarter of 2009, a 29.2 percent decrease from the fourth quarter of 2008 and an 11.5 percent decrease from the third quarter of 2009. Total net revenue year-over-year decreased $54 million (12.4 percent). Net interest income was lower by $48 million (34.0 percent), primarily due to a decline in the margin benefit from average deposit balances, while total noninterest income decreased $6 million (2.0 percent) reflecting decreases in account volume and sales levels and the impact of interest rates on money market investment fees. Total noninterest expense was $3 million (1.2 percent) lower than the same quarter of 2008 due to lower processing costs and compensation and employee benefits expense, partially offset by higher FDIC deposit insurance expense.
     The decrease in the business line’s contribution in the fourth quarter of 2009 compared with the prior quarter was the result of lower total net revenue (2.1 percent) and higher total noninterest expense (5.3 percent). Net interest income was 9.4 percent higher, primarily due to increased deposit volumes. Total noninterest income was lower due to lower trust and investment management account-level fees and the impact of interest rates on money market investment fees. The total noninterest expense increase was primarily due to higher FDIC deposit insurance expense and other intangibles expense.
     Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services’ offerings are highly inter-related with banking products and services of the other lines of business and rely on access to the bank subsidiary’s settlement network, lower cost funding available to the Company, cross-selling opportunities and operating efficiencies. Payment Services contributed $73 million of the
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

Company’s net income in the fourth quarter of 2009, a decrease of 11.0 percent from the same period of 2008, but a 1.4 percent increase over the prior quarter. The decline year-over-year was primarily due to a $104 million (23.6 percent) increase in the provision for credit losses driven by an increase in net charge-offs. Total net revenue increased $143 million (14.4 percent). Net interest income increased $40 million (13.9 percent) due to strong growth in credit card balances, partially offset by the cost of rebates on the government card program. Total noninterest income increased $103 million (14.7 percent) year-over-year due to higher merchant processing services, higher corporate payment products and credit and debit card revenues primarily due to volume growth. Other income was higher due to a contract termination fee. Total noninterest expense increased $57 million (14.0 percent), principally due to higher marketing and business development expense related to credit card products, an increase in technology and communications expense due to increased volume and the formation of a joint venture and higher other intangibles expense.
     Payment Services’ contribution in the fourth quarter of 2009 was $73 million, basically flat compared with the third quarter of 2009. An increase in total net revenue was offset by an increase in the provision for credit losses. Total net revenue increased $53 million (4.9 percent) over the third quarter of 2009. Net interest income increased $29 million (9.7 percent) on a linked quarter basis primarily due to loan growth. Total noninterest income grew $24 million (3.1 percent) due to seasonally higher credit and debit card revenue and higher merchant processing services income due to fee-based activity. The provision for credit losses increased $51 million (10.3 percent) due to higher net charge-offs and the impact of credit card portfolio growth and higher delinquency rates.
     Treasury and Corporate Support includes the Company’s investment portfolios, funding, the FBOP Banks acquisition, capital management, asset securitization, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $106 million in the fourth quarter of 2009, compared with a net loss of $98 million in the fourth quarter of 2008 and net income of $159 million in the third quarter of 2009. Net interest income increased $316 million over the fourth quarter of 2008, reflecting the impact of the current rate environment, wholesale funding decisions, the FBOP Banks acquisition and the Company’s asset/liability position. Total noninterest income increased $85 million (45.9 percent) year-over-year, primarily due to lower net securities losses. Total noninterest expense increased $142 million (91.0 percent), principally due to costs related to affordable housing and other tax-advantaged projects and the impact of the FBOP Banks acquisition.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

     Net income in the fourth quarter of 2009 was lower on a linked quarter basis as total noninterest expense was higher by $115 million (62.8 percent) partially offset by an increase in total net revenue of $75 million (35.9 percent). The increase in total noninterest expense over the third quarter of 2009 was due principally to the impact of the FBOP Banks acquisition and costs related to affordable housing and other tax-advantaged projects. The increase in total net revenue was driven by an increase in net interest income, partially offset by higher net securities losses.
Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
On Wednesday, January 20, 2010, at 7:30 a.m. (CT) Richard K. Davis, chairman, president and chief executive officer, and Andrew Cecere, vice chairman and chief financial officer, will host a conference call to discuss the financial results. A webcast of the conference call and a copy of the presentation will be available on the Company’s website. The conference call will also be available by telephone. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 48090877. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Wednesday, January 20th, and will run through Wednesday, January 27th, at 11:00 p.m. (CT). To access the recorded message within the United States and Canada, dial 800-642-1687. If calling from outside the United States and Canada, please dial 706-645-9291 to access the recording. The conference ID is 48090877. To access the webcast and presentation go to www.usbank.com and click on “About U.S. Bancorp” and then “Investor/Shareholder Information.” The webcast link and presentation can be found under “Webcasts and Presentations.”
Minneapolis-based U.S. Bancorp (“USB”), with $281 billion in assets, is the parent company of U.S. Bank National Association. The Company operates 3,015 banking offices and 5,148 ATMs in 24 states, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance could be impacted as the financial industry restructures in the current environment, by increased regulation of financial institutions or other effects of recently enacted legislation, and by changes in the competitive landscape. U.S. Bancorp’s results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.
For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Forward-looking statements speak only as of the date they are made, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.
Non-Regulatory Capital Ratios
In addition to capital ratios defined by banking regulators, the Company considers various other ratios when evaluating capital utilization and adequacy, including:
•	Tangible common equity to tangible assets,

•	Tier 1 common equity to risk-weighted assets, and

•	Tangible common equity to risk-weighted assets.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2009 Results
January 20, 2010

These non-regulatory capital ratios are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market conditions. Additionally, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other financial services companies. These ratios differ from capital ratios defined by banking regulators principally in that the numerator excludes shareholders’ equity associated with preferred securities, the nature and extent of which varies among different financial services companies. These ratios are not determined in accordance with generally accepted accounting principals (“GAAP”) and are not defined in federal banking regulations. These non-regulatory capital ratios disclosed by the Company may be considered non-GAAP financial measures.
Despite the importance of these non-regulatory ratios to the Company, there are no standardized definitions for them, and, as a result, the Company’s calculation methods may differ from those used by other financial services companies. Also, there may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of the non-regulatory capital ratios.
###
(MORE)

U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended		Year Ended
(Dollars and Shares in Millions, Except Per Share Data)	December 31,		December 31,
(Unaudited)	2009	2008	2009	2008

Interest Income
Loans	$2,496	$2,575	$9,564	$10,051
Loans held for sale	56	53	277	227
Investment securities	396	477	1,606	1,984
Other interest income	26	36	91	156

Total interest income	2,974	3,141	11,538	12,418
Interest Expense
Deposits	265	392	1,202	1,881
Short-term borrowings	127	205	539	1,066
Long-term debt	272	423	1,279	1,739

Total interest expense	664	1,020	3,020	4,686

Net interest income	2,310	2,121	8,518	7,732
Provision for credit losses	1,388	1,267	5,557	3,096

Net interest income after provision for credit losses	922	854	2,961	4,636
Noninterest Income
Credit and debit card revenue	273	256	1,055	1,039
Corporate payment products revenue	166	154	669	671
Merchant processing services	312	271	1,148	1,151
ATM processing services	101	95	410	366
Trust and investment management fees	277	300	1,168	1,314
Deposit service charges	238	260	970	1,081
Treasury management fees	132	128	552	517
Commercial products revenue	185	131	615	492
Mortgage banking revenue	218	23	1,035	270
Investment products fees and commissions	27	37	109	147
Securities gains (losses), net	(158)	(253)	(451)	(978)
Other	245	61	672	741

Total noninterest income	2,016	1,463	7,952	6,811
Noninterest Expense
Compensation	816	770	3,135	3,039
Employee benefits	145	124	574	515
Net occupancy and equipment	214	202	836	781
Professional services	81	73	255	240
Marketing and business development	105	90	378	310
Technology and communications	186	156	673	598
Postage, printing and supplies	70	77	288	294
Other intangibles	107	93	387	355
Other	504	353	1,755	1,216

Total noninterest expense	2,228	1,938	8,281	7,348

Income before income taxes	710	379	2,632	4,099
Applicable income taxes	108	27	395	1,087

Net income	602	352	2,237	3,012
Net income attributable to noncontrolling interests	—	(22)	(32)	(66)

Net income attributable to U.S. Bancorp	$602	$330	$2,205	$2,946

Net income applicable to U.S. Bancorp common shareholders	$580	$259	$1,803	$2,819

Earnings per common share	$.30	$.15	$.97	$1.62
Diluted earnings per common share	$.30	$.15	$.97	$1.61
Dividends declared per common share	$.050	$.425	$.200	$1.700
Average common shares outstanding	1,908	1,754	1,851	1,742
Average diluted common shares outstanding	1,917	1,763	1,859	1,756

U.S. Bancorp
Consolidated Ending Balance Sheet

	December 31,	December 31,
(Dollars in Millions)	2009	2008

Assets
Cash and due from banks	$6,206	$6,859
Investment securities
Held-to-maturity	47	53
Available-for-sale	44,721	39,468
Loans held for sale	4,772	3,210
Loans
Commercial	48,792	56,618
Commercial real estate	34,093	33,213
Residential mortgages	26,056	23,580
Retail	63,955	60,368

Total loans, excluding covered assets	172,896	173,779
Covered assets	22,512	11,450

Total loans	195,408	185,229
Less allowance for loan losses	(5,079)	(3,514)

Net loans	190,329	181,715
Premises and equipment	2,263	1,790
Goodwill	9,011	8,571
Other intangible assets	3,406	2,834
Other assets	20,421	21,412

Total assets	$281,176	$265,912

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$38,186	$37,494
Interest-bearing	115,135	85,886
Time deposits greater than $100,000	29,921	35,970

Total deposits	183,242	159,350
Short-term borrowings	31,312	33,983
Long-term debt	32,580	38,359
Other liabilities	7,381	7,187

Total liabilities	254,515	238,879
Shareholders’ equity
Preferred stock	1,500	7,931
Common stock	21	20
Capital surplus	8,319	5,830
Retained earnings	24,116	22,541
Less treasury stock	(6,509)	(6,659)
Accumulated other comprehensive income (loss)	(1,484)	(3,363)

Total U.S. Bancorp shareholders’ equity	25,963	26,300
Noncontrolling interests	698	733

Total equity	26,661	27,033

Total liabilities and equity	$281,176	$265,912

U.S. Bancorp
Non-Regulatory Capital Ratios

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in Millions, Unaudited)	2009*	2009	2009	2009	2008

Total equity	$26,661	$25,880	$24,886	$27,942	$27,033
Preferred stock	(1,500)	(1,500)	(1,500)	(7,939)	(7,931)
Noncontrolling interests	(698)	(709)	(715)	(719)	(733)
Goodwill (net of deferred tax liability)	(8,482)	(8,161)	(8,035)	(8,001)	(8,153)
Intangible assets, other than mortgage servicing rights	(1,657)	(1,604)	(1,479)	(1,516)	(1,640)

Tangible common equity (a)	14,324	13,906	13,157	9,767	8,576

Tier 1 capital, determined in accordance with prescribed regulatory requirements	22,610	21,990	21,710	25,284	24,426
Trust preferred securities	(4,524)	(4,024)	(4,024)	(4,024)	(4,024)
Preferred stock	(1,500)	(1,500)	(1,500)	(7,939)	(7,931)
Noncontrolling interests, less preferred stock not eligible for Tier 1 capital	(692)	(692)	(692)	(692)	(693)

Tier 1 common equity (b)	15,894	15,774	15,494	12,629	11,778

Total assets	281,176	265,058	265,560	263,624	265,912
Goodwill (net of deferred tax liability)	(8,482)	(8,161)	(8,035)	(8,001)	(8,153)
Intangible assets, other than mortgage servicing rights	(1,657)	(1,604)	(1,479)	(1,516)	(1,640)

Tangible assets (c)	271,037	255,293	256,046	254,107	256,119
Risk-weighted assets, determined in accordance with prescribed regulatory requirements (d)	235,202	231,993	231,821	232,043	230,628

Ratios
Tangible common equity to tangible assets (a)/(c)	5.3%	5.4%	5.1%	3.8%	3.3%
Tier 1 common equity to risk-weighted assets (b)/(d)	6.8	6.8	6.7	5.4	5.1
Tangible common equity to risk-weighted assets (a)/(d)	6.1	6.0	5.7	4.2	3.7

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.